Exhibit 99.1

Lisa K. Klinger
NEWS RELEASE	Senior Vice President - Finance
FOR IMMEDIATE RELEASE	and Treasurer
(972) 409-1528

Thomas Melito
Director – Treasury
(972) 409-1527

Michaels Stores, Inc. Reports Third Quarter Operating Results

IRVING, Texas – December 2, 2008 – Michaels Stores, Inc. (the “Company”) today reported a net loss for the quarter ended November 1, 2008, of $20 million compared to an $18 million loss for the quarter ended November 3, 2007. The year-to-date net loss improved $15 million to $70 million for the nine months ended November 1, 2008, compared to a net loss of $85 million for the corresponding period of the prior year.

Net sales for the third quarter decreased 3.0% to $906 million from $934 million last year, with same-store sales declining 6.5%. Sales for the year-to-date period decreased 0.5% to $2.549 billion for the nine months ended November 1, 2008 from $2.561 billion for the corresponding period of the prior year. Same-store sales declined 4.1% for the year-to-date period.

Brian Cornell, Chief Executive Officer, said, “We continue to face difficult economic conditions, and the results for the quarter reflect the softness in spending on higher ticket items, particularly within the Seasonal and Home Décor categories. However, we were encouraged by the relative strength of our core Arts and Crafts business which declined only slightly for the quarter. While our long term strategic initiatives remain a priority, in order to manage through near-term challenges, our immediate focus is on delivering a value message through our merchandising and marketing efforts, controlling expenses, and preserving liquidity.”

Operating Results

The 6.5% decline in same-store sales for the quarter was the result of a 2.8% decrease in average ticket, a 3.9% decrease in transactions, and a 0.2% increase in Custom Frame deliveries. For the year-to-date period, the 4.1% decline in same store sales was due to a 1.2% decrease in average ticket and a 2.9% decrease in transactions. Canadian currency translation reduced the average ticket for the third quarter by approximately 0.7% and added approximately 0.3% for the first nine months of fiscal 2008.

The Company’s gross margin rate, inclusive of occupancy costs, decreased 120 basis points to 35.5% in the third quarter and 110 basis points on a year-to-date basis to 36.3%. The decline in the gross margin rate for the third quarter was driven primarily by a deleveraging in occupancy costs partly offset by a 10 basis point increase in merchandise margin. The year-to-date gross margin rate decline was primarily driven by a deleveraging in occupancy costs and a 40 basis point reduction in merchandise margin. The decrease in the Company’s year-to-date merchandise margin rate was principally due to continued clearance and promotional programs partly offset by benefits from ongoing product sourcing initiatives.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Selling, general, and administrative expense in the third quarter decreased $14 million, a 5.4% decrease versus the prior year period, to $247 million, and declined 60 basis points to 27.3% as a percent of sales primarily due to a reversal of year-to-date bonus accruals. Year-to-date selling, general and administrative expense increased $7 million, to $765 million. As a percent to sales, selling, general and administrative expense increased 40 basis points to 30.0% of sales from 29.6% for the same period last year, resulting primarily from deleveraging of store expenses, incremental in-store investments and increased corporate payroll and severance expense, which were partially offset by lower bonus expense accruals.

Operating income increased approximately $1 million to $68 million, or to 7.5% of sales, in the third quarter of fiscal 2008 from $67 million, or 7.2% of sales in the third quarter of fiscal 2007. The increase was due primarily to lower selling, general and administrative expense and transaction expenses, partly offset by the reduction in gross profit. Year-to-date fiscal 2008 operating income was $143 million, or 5.6% of sales, versus $154 million, or 6.0% of sales, for the same period of fiscal 2007. The decrease in year-to-date operating income was primarily due to reduced gross profit and increased selling, general and administrative expenses, which were partially offset by reduced transaction costs.

Interest expense was lower by $18 million and $54 million for the quarter and the first nine month, respectively, due to a lower average interest rate on our floating rate debt and lower average debt levels.

Adjusted EBITDA for the third quarter of fiscal 2008 was $112 million, or 12.4% of sales, versus $118 million, or 12.6% of sales, for the same period last year. Year-to-date fiscal 2008 Adjusted EBITDA was $282 million, or 11.1% of sales, versus $321 million, or 12.5% of sales, in the first nine months of fiscal 2007. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

Third quarter debt levels totaled $4.183 billion, largely flat to last year’s quarter ending balance of $4.181 billion. During the quarter, the Company made a $5.9 million amortization payment on its Senior Secured Term Loan.  At the end of the third quarter, the Company had $92 million in cash and over $510 million of availability under its revolving credit facility compared to $57 million in cash and $510 million of availability under its credit facility as of the end of the third quarter last year. As of December 1, 2008, availability under the credit facility increased to approximately $630 million.

Average inventory per Michaels store at the end of the third quarter of fiscal 2008, inclusive of distribution centers, was flat to last year’s balance of $1.02 million for the same period.

Capital spending for the nine months ended November 1, 2008, totaled $66 million versus $86 million for the same period last year. Nearly $40 million of this year’s spend is attributable to real estate activities, such as new, relocated, existing and remodeled stores, with the remainder being attributable to strategic initiatives and maintenance requirements. In light of the current economic environment, the Company will be evaluating its capital expenditure plan for 2009 and currently expects its real estate activity to be significantly reduced by scaling back the new store opening program and focusing on the best opportunities available in the marketplace.

During the first nine months of fiscal 2008, the Company opened 50 new stores, relocated nine stores and remodeled 11 Michaels stores. In addition, the Company relocated one and closed three Aaron Brothers stores during this period.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, Brian Cornell and Executive Vice President and Chief Financial Officer, Elaine Crowley. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 9430846. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #9430846.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of December 1, 2008, the Company owns and operates 1,014 Michaels stores in 49 states and Canada, and 163 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and in our Quarterly Reports on Form 10-Q for the quarter ended May 3, 2008 and August 2, 2008.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to: risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; improvements to our supply chain may not be fully successful; changes in customer demands could materially adversely affect our sales, operating results, and cash flow; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results, and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; changes in consumer confidence could result in a reduction in consumer spending on items perceived to be discretionary; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; our suppliers may fail us; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; product recalls and/or product liability may adversely impact our operations and merchandise offerings; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; our information systems may prove inadequate; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in the our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”). The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel. The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior Secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	November 1, 2008	February 2, 2008	November 3, 2007
ASSETS
Current assets:
Cash and equivalents	$92	$29	$57
Merchandise inventories	1,083	845	1,027
Prepaid expenses and other	83	70	74
Deferred income taxes	30	31	35
Income tax receivable	38	5	78
Current assets - discontinued operations	—	—	9
Total current assets	1,326	980	1,280
Property and equipment, at cost	1,204	1,155	1,143
Less accumulated depreciation	(802)	(722)	(698)
	402	433	445
Goodwill	94	94	116
Debt issuance costs, net of accumulated amortization of $35 at November 1, 2008; $22 at February 2, 2008; and $18 at November 3, 2007	90	103	107
Other assets	—	4	7
Non-current assets - discontinued operations	—	—	(1)
	184	201	229
Total assets	$1,912	$1,614	$1,954

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$274	$221	$282
Accrued liabilities and other	336	332	333
Current portion of long-term debt	432	122	445
Current liabilities - discontinued operations	1	4	2
Total current liabilities	1,043	679	1,062
Long-term debt	3,751	3,741	3,736
Deferred income taxes	5	4	16
Other long-term liabilities	76	80	81
Long-term liabilities - discontinued operations	1	2	1
Total long-term liabilities	3,833	3,827	3,834
	4,876	4,506	4,896
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,376,402 shares issued and outstanding at November 1, 2008; 118,421,069 shares issued and outstanding at February 2, 2008; 118,451,736 shares issued and outstanding at November 3, 2007	12	12	12
Additional paid-in capital	17	12	11
Accumulated deficit	(2,996)	(2,926)	(2,980)
Accumulated other comprehensive income	3	10	15
Total stockholders’ deficit	(2,964)	(2,892)	(2,942)
Total liabilities and stockholders’ deficit	$1,912	$1,614	$1,954

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Nine Months Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net sales	$906	$934	$2,549	$2,561
Cost of sales and occupancy expense	584	591	1,623	1,602
Gross profit	322	343	926	959
Selling, general, and administrative expense	247	261	765	758
Transaction expenses	—	8	—	29
Related party expenses	4	4	12	12
Store pre-opening costs	3	3	6	6
Operating income	68	67	143	154
Interest expense	77	95	231	285
Other (income) and expense, net	3	(6)	3	(11)
Loss before income taxes and discontinued operations	(12)	(22)	(91)	(120)
Provision (benefit) for income taxes	8	(9)	(21)	(42)
Loss before discontinued operations	(20)	(13)	(70)	(78)
Discontinued operations loss, net of income tax	—	(5)	—	(7)
Net loss	$(20)	$(18)	$(70)	$(85)

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Nine Months Ended
	November 1, 2008	November 3, 2007
Operating activities:
Net loss	$(70)	$(85)
Adjustments:
Depreciation and amortization	94	94
Share-based compensation	6	4
Deferred financing costs amortization	13	13
Accretion of subordinated discount notes	29	25
Impairment of discontinued operations	—	6
Other	1	(1)
Changes in assets and liabilities:
Merchandise inventories	(250)	(188)
Prepaid expenses and other	(5)	—
Deferred income taxes and other	3	(14)
Accounts payable	51	56
Accrued interest	(9)	10
Accrued liabilities and other	13	39
Income taxes receivable	(37)	(52)
Other long-term liabilities	(5)	13
Net cash used in operating activities	(166)	(80)

Investing activities:
Additions to property and equipment	(66)	(86)
Net cash used in investing activities	(66)	(86)

Financing activities:
Borrowings on asset-based revolving credit facility	749	793
Payments on asset-based revolving credit facility	(439)	(578)
Repayments on senior secured term loan facility	(18)	(18)
Equity investment of Management	—	8
Repurchase of new Common Stock	(1)	(1)
Payments of capital leases	(4)	(6)
Change in cash overdraft	9	(5)
Other	(1)	—
Net cash provided by financing activities	295	193

Net increase in cash and equivalents	63	27
Cash and equivalents at beginning of period	29	30
Cash and equivalents at end of period	$92	$57

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Nine Months Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	64.5	63.3	63.7	62.6
Gross profit	35.5	36.7	36.3	37.4
Selling, general, and administrative expense	27.3	27.9	30.0	29.6
Transaction expenses	—	0.9	—	1.1
Related party expenses	0.4	0.4	0.5	0.5
Store pre-opening costs	0.3	0.3	0.2	0.2
Operating income	7.5	7.2	5.6	6.0
Interest expense	8.5	10.2	9.0	11.1
Other (income) and expense, net	0.3	(0.6)	0.1	(0.4)
Loss before income taxes and discontinued operations	(1.3)	(2.4)	(3.5)	(4.7)
Income tax benefit	0.9	(1.0)	(0.8)	(1.7)
Loss before discontinued operations	(2.2)	(1.4)	(2.7)	(3.0)
Discontinued operations loss, net of income tax	—	(0.5)	—	(0.3)
Net loss	(2.2)%	(1.9)%	(2.7)%	(3.3)%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Nine Months Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Michaels stores:
Retail stores open at beginning of period	991	938	963	921
Retail stores opened during the period	22	23	50	43
Retail stores opened (relocations) during the period	3	4	9	11
Retail stores closed during the period	—	—	—	(3)
Retail stores closed (relocations) during the period	(3)	(4)	(9)	(11)
Retail stores open at end of period	1,013	961	1,013	961

Aaron Brothers stores:
Retail stores open at beginning of period	164	167	166	166
Retail stores opened during the period	—	—	—	2
Retail stores opened (relocations) during the period	—	—	1	—
Retail stores closed during the period	(1)	—	(3)	(1)
Retail stores closed (relocations) during the period	—	—	(1)	—
Retail stores open at end of period	163	167	163	167

Total store count at end of period	1,176	1,128	1,176	1,128

Other operating data:
Average inventory per Michaels store (1)	$1,022	$1,023	$1,022	$1,023
Comparable store sales (decrease) increase (2)	(6.5)%	1.9%	(4.1)%	0.7%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)         Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)         Comparable store sales (decrease) increase represents the (decrease) increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter ended November 1, 2008	Nine months ended November 1, 2008	Quarter ended November 3, 2007	Nine months ended November 3, 2007

Cash flows from operating activities	$(68)	$(166)	$(50)	$(80)
Depreciation and amortization	(31)	(94)	(32)	(94)
Share-based compensation	(2)	(6)	(1)	(4)
Deferred financing cost amortization	(5)	(13)	(4)	(13)
Accretion of subordinated discount notes	(10)	(29)	(8)	(25)
Impairment of discontinued operations	—	—	(6)	(6)
Other	—	—	—	1
Changes in assets and liabilities	96	238	83	136
Net loss	(20)	(70)	(18)	(85)
Interest expense	77	231	95	285
Interest income	—	—	—	(1)
Income tax (benefit) provision	8	(21)	(9)	(42)
Depreciation and amortization	31	94	31	93
Discontinued operations	—	—	5	7
EBITDA	96	234	104	257
Adjustments:
Share-based compensation	2	6	1	4
Strategic alternatives and other legal	—	—	9	31
Sponsor Fees	3	10	3	10
Other	11	32	1	19
Adjusted EBITDA	$112	$282	$118	$321